Exhibit (e)(6)(ii)

NEUBERGER BERMAN EQUITY FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Emerging Markets Equity Fund

Neuberger Equity Income Fund

Neuberger Focus Fund

Neuberger International Equity Fund

Neuberger International Select Fund

Neuberger Intrinsic Value Fund

Neuberger Large Cap Growth Fund

Neuberger Large Cap Value Fund

Neuberger Mid Cap Growth Fund

Neuberger Mid Cap Intrinsic Value Fund

Neuberger Multi-Cap Opportunities Fund

Neuberger Quality Equity Fund

Neuberger Real Estate Fund

Neuberger Small Cap Growth Fund

Neuberger U.S. Equity Impact Fund

Date: December 18, 2025